Exhibit 10.15

Limbach Facility Services LLC
175 Titus Avenue, Suite 100
Warrington, Pennsylvania 18976
Main 215-488-9700 / Fax 215-488-9699
www.limbachinc.com

April 24, 2015

Mr. Kristopher L. Thorne

2748 Aldrin Drive

Lake Orion, MI 48360

RE:	Limbach Facility Services LLC
Promotion Offer

Dear Kris:

It is with great pleasure that I confirm to you our offer to have you promoted to Executive Vice President & Chief Operations Officer for Limbach Facility Services LLC (the "Company"). You will report directly to me and will be a member of our Executive Committee. As Chief Operations Officer, all existing union business operations will report into you and you will have the responsibility for their day to day performance. You and I will discuss and mutually agree to your actual Start Date tied to the succession of your existing branch management responsibilities in Michigan, but in no case will the start date go beyond June 1, 2015.

Monthly Compensation

In consideration for your services, you will receive a monthly base salary of $25,833.33 ($310,000 annualized), a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters. Your compensation will be reviewed annually as part of the Company's year-end review process and you will be eligible for an increase, subject to the Board's approval, in January 2016.

Annual Incentive Plan

The Board of Managers of the Company, in its sole discretion, may award you an annual bonus based upon your performance and the Company's operating results during each year, of up to 50% of your then current base salary and based upon your achievement of a mutually agreed upon annual Performance Agreement ("PA"). The PA will also provide you an opportunity to earn an addition incentive payment equal to 2% of Adjusted EBITDA in excess of a defined target, which target shall reflect substantial growth in Adjusted EBITDA in excess of budgeted EBITDA for any given year. The Adjusted EBITDA target for 2015 is $13.5 million.

Employee Benefits

As a senior executive of the Company, you will also be eligible to participate in all employee benefit programs available to executives of the Company. You will receive four (4) weeks of paid vacation annually and sick leave in accordance with standard Company policies.

Eastern PA • Michigan • Mid Atlantic • New England • New Jersey • Ohio • Orlando • Southern CA • Tampa • Western PA

Limbach is an Equal Opportunity Employer

Travel & Relocation

Kris, as we have discussed, this position will require extensive travel of which we are estimating to be 60% of your time. During the first three months after assuming this role, I will ask that you attend weekly face-to face meetings with me and the CFO.

We have also discussed relocation to another branch office, specifically Pittsburgh. We will delay that decision for the next two years to accommodate your family and educational needs for your children. We will revisit this discussion in the first quarter of 2017, as well as the Relocation Benefits to be provided by Limbach which will include:

- All Closing Costs related to the sale of your Michigan home, including Realtor commission, but not including any real estate taxes owed.

- All Closing Costs related to the purchase of a new residence at your new location (excluding real estate taxes).

- Fee paid to professional moving company to transport your household goods from Michigan to your new residence.

- Transportation costs and hotel accommodations for two house-hunting trips for you and your spouse.

- Reimbursement of travel expenses related to your final move to your new location.

Long-Term Incentive Plan

In addition to the compensation described above, you will be granted continued participation in the Company's Options Program, or any new program to be developed, with an additional award of unit options that are convertible to class "C" units of Limbach Holdings, LLC., a Delaware limited liability company subject to the terms and conditions hereof. The additional unit options to be granted are as follows:

- 85,000 unit options (with a strike price of $2.00 per unit).

- 45,000 unit options (with a strike price of $2.25 per unit).

- 40,000 unit options (with a strike price of $2.75 per unit).

Please note that should a "Change of Control" of the Company occur, all shares not yet vested will vest upon the Change of Control. “Change of Control” is defined as set forth in Section 1C of the Limbach Holdings LLC Management Unit Option Plan effective as of July 20, 2006.

In the event your employment with the Company is terminated by the Board of Managers for reasons other than your Resignation (as defined below), death, Disability (as defined below) or Good Cause (as defined below), you will be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination, payable in a lump sum within thirty (30) days of your termination, (ii) a portion of any cash bonus earned during the year of termination pro-rated based upon the number of days of the year of which you were employed prior to the date of termination, payable in a lump sum within (30) thirty days of your termination, and (iii) base salary and all health benefits for twelve (12) months from the date of your termination, payable in equal installments over the twelve (12) month period in accordance with the Company’s regular payroll practices ("Salary Continuation Period"). In the event that during the Salary Continuation Period you accept other full time employment, the Salary Continuation Period will terminate effective the first day of such new employment, and the Company will not be responsible for any remaining payments. Your health plan benefits provided by the Company will continue in effect during any period in which you are receiving base salary payments. In the event your employment with the Company is terminated as a result of your Resignation or for Good Cause, your rights to receive any compensation and benefits will terminate on the date of the termination of your employment.

If a Change of Control occurs and your employment with the Company is involuntarily terminated without Good Cause or you terminate your employment for Good Reason at the time of the Change of Control or twelve (12) months following such Change of Control, you will be entitled to receive, (i) all previously earned and accrued but unpaid base salary up to the date of termination, payable in a lump sum within thirty (30) days of your termination, (ii) a portion of any cash bonus earned during the year of termination pro-rated based upon the number of days of the year of which you were employed prior to the date of your termination, payable in a lump sum within thirty (30) days of termination, and (iii) your base salary and all health benefits for twelve (12) months from the date of your termination, payable in equal installments over the twelve (12) month period in accordance with the Company’s regular payroll practices.

Resignation means your voluntary termination of employment with the Company other than a termination of employment following: (i) any diminution, reduction or curtailment of your normal duties, responsibilities and functions as Executive Vice President - Chief Operations Officer as described in the attached job description; (ii) any required relocating of your place of employment more than 30 miles outside of the Pontiac, Michigan area or (iii) any reduction to your salary existing immediately prior to the reduction (collectively referred to as “Good Reason”).

“Disability” means disability as determined under the plans, policies, or programs applicable to you as an Executive of the Company.

Good Cause means (i) the commission of, or being charged with, a felony or other crime involving moral turpitude, which could reasonably be expected to have a material adverse effect on the Company or your ability to perform your duties, as determined in the reasonable discretion of the Board, (ii) the commission of fraud, embezzlement or other deliberate act or omission involving dishonesty, insubordination or exceeding your authority with respect to the Company or any of its subsidiaries, which insubordination or exceeding your authority is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to you setting forth in reasonable detail the specific nature of such act and the action required to cure such act, (iii) your use of alcohol or illegal drugs that results in the Company or any of its subsidiaries suffering economic harm or that has a material adverse effect on your ability to perform your duties, responsibilities and functions hereunder, (iv) your willful failure to perform your duties and responsibilities hereunder, which failure is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to you setting forth in reasonable detail the nature of such failure and the action required to cure such failure, (v) gross negligence or willful misconduct in the management of the Company or any of its subsidiaries, (vi) intentionally causing the Company or any of its Subsidiaries to violate a local, state or federal law in any respect, (vii) misappropriation of one or more of the Company's assets or business opportunities, or (viii) misrepresentation to or concealment of material information from the Board or the Chief Executive Officer which, if capable of being cured, is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to you.

As a condition of your employment, you will agree that for a period of two (2) years following termination of your employment, you will not directly or indirectly (i) induce or attempt to induce any employee of the Company or its subsidiaries, divisions and affiliates to leave the employ of the Company, subsidiaries, divisions and affiliates, and (ii) hire any person who was an employee of the Company or its subsidiaries, divisions and affiliates at the time of your employment or six (6) months prior thereto. In addition, you will agree that for a period of one (1) year following termination of your employment, you will not interfere with the Company's relationship with any of its current customers, suppliers, subcontractors or vendors, as well as any potential customers with which the Company has initiated negotiations.

You further recognize and acknowledge that the information, observations and data (including trade secrets and information regarding potential acquisitions by the Company), obtained by you while employed by the Company (hereinafter called "Confidential Information") are the property of the Company. In addition, except as required by law or court order, you will not, during or after your term of employment, disclose to any unauthorized person or use for your own purposes any of the Confidential Information without the prior written consent of the Board of Managers of the Company, unless and to the extent such Confidential Information becomes generally known to and available for use by the public other than as a result of your acts or omissions.

The intent of the Company is that payments and benefits under this Letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto, so as not to subject you to the payment of tax, interest and any tax penalty which may be imposed under Section 409A. The provisions of this Letter shall be interpreted in a manner consistent with such intent. To the extent that any provision in this Letter would otherwise result in you being subject to payment of tax, interest and tax penalty under Section 409A, the Company and you agree to amend the terms of this Letter in a manner that brings this Letter agreement into compliance with Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Letter to you. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of any amounts or benefits following a termination of employment unless such termination is also a “separation of service” within the meaning of Section 409A and, for purposes of any terms shall mean separation from service. All reimbursement and in-kind benefits provided under this Letter, shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. If an amount is to be paid under this Letter in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations in this Letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the terms of the agreements in this Letter and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you were to terminate for Good Reason (as defined herein) after a Change of Control.

Kris, we are very excited to have you lead our operations going forward.

Should you find the above acceptable, please sign where indicated below.

Very truly yours,
LIMBACH FACILITY SERVICES LLC

Charles A. Bacon, III
President and CEO

AGREE AND ACCEPT:

/s/ Kristopher L. Thorne
Kristopher L. Thorne.
Date: April 24, 2015

Cc:      S. Mathew Katz